Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--April 19, 2017--Bar Harbor Bankshares (NYSE MKT: BHB), today announced that its Board of Directors declared at its April 18, 2017 meeting, a quarterly cash dividend of 18.67 cents per share of common stock. The quarterly cash dividend is payable to all shareholders of record as of the close of business May 15, 2017 and will be paid on June 15, 2017.

President and Chief Executive Officer, Curtis C. Simard, commented, “With the closing of the Lake Sunapee Bank Group acquisition at the beginning of the year and the systems conversion planned for later this quarter, we continue executing on our strategies of building a stronger franchise through which to provide dividends to our shareholders.”

Bar Harbor Bankshares (NYSE MKT: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 125 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.bhbt.com.

CONTACT:
Bar Harbor Bankshares
Curtis C. Simard, 207-288-3314
President and CEO